PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  James R. Bradley
President and Chief Executive Officer
(608) 282-6116

HOME BANCORP WISCONSIN, INC. COMPLETES STOCK OFFERING AND CONVERSION

Madison, Wisconsin – April 23, 2014 – Home Bancorp Wisconsin, Inc. (the “Company”), the holding company for Home Savings Bank (the “Bank”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of the Bank on April 23, 2014.  Shares of the Company’s common stock are expected to begin trading on April 24, 2014 on the OTC Bulletin Board under the trading symbol “HWIS.”

The Company sold 899,190 shares of common stock at $10.00 per share in its subscription and community offerings for gross proceeds of approximately $9.0 million, including 71,935 shares purchased by Home Savings Bank’s employee stock ownership plan.  Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about April 23, 2014.

James R. Bradley, Chairman, President and Chief Executive Officer of Home Bancorp Wisconsin, Inc. and the Bank, said: “I would like to extend our appreciation to our customers and the communities we serve for their loyalty and support in completing our offering.”

Home Savings Bank is a Wisconsin chartered savings bank that has served the banking needs of its customers since 1895. Home Savings Bank conducts business primarily from its four full-service banking offices, with three offices located in Madison, Wisconsin, and the fourth located in Stoughton, Wisconsin.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Home Savings Bank are engaged.